Exhibit 21.1

Subsidiaries of VeraSun Energy Corporation

VeraSun Aurora Corporation

VeraSun Fort Dodge, LLC

VeraSun Charles City, LLC

VeraSun Hartley, LLC

VeraSun Marketing, LLC

VeraSun Biodiesel, LLC

VeraSun Welcome, LLC

VeraSun Granite City, LLC

VeraSun Reynolds, LLC

VeraSun Litchfield, LLC

VeraSun Tilton, LLC

ASA OpCo Holdings, LLC

ASA Bloomingburg, LLC

ASA Albion, LLC

ASA Linden, LLC

ASAB NewCo, LLC

ASA Mount Vernon, LLC

ASA Tipton, LLC

ASA McLeansboro, LLC